Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187092

AMERICAN REALTY CAPITAL TRUST V, INC.
SUPPLEMENT NO. 7, DATED SEPTEMBER 6, 2013,
TO THE PROSPECTUS, DATED APRIL 4, 2013

This prospectus supplement, or this Supplement No. 7, is part of the prospectus of American Realty Capital Trust V, Inc., or the Company, dated April 4, 2013, or the Prospectus, as supplemented by Supplement No. 1 dated April 10, 2013, or Supplement No. 1, Supplement No. 2 dated April 25, 2013, or Supplement No. 2, Supplement No. 3 dated May 10, 2013, or Supplement No. 3, Supplement No. 4 dated June 7, 2013, or Supplement No. 4, Supplement No. 5 dated June 11, 2013, or Supplement No. 5, and Supplement No. 6 dated July 29, 2013, or Supplement No. 6. This Supplement No. 7 supplements, modifies and supersedes certain information contained in the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6 and should be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. This Supplement No. 7 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 7 is to update disclosure relating to the status of the offering.

OPERATING INFORMATION

Status of the Offering

On September 5, 2013, our dealer manager notified our selling group members that, based on requests received from such selling group members and their respective clearing firms and to allow for an orderly quarter-end cutoff, we will now extend the date on which we will accept subscriptions to purchase common stock in our initial public offering from September 18, 2013 to September 30, 2013. Subscriptions for common stock in our initial public offering must be signed and dated on or before September 30, 2013. As previously announced, subscriptions must be received by October 31, 2013 in good order by DST Systems, Inc. Nevertheless, should the total amount raised in our initial public offering reach the offering’s maximum of $1.7 billion plus any available amount reallocated from our approximately $340 million distribution reinvestment plan, or DRIP, our initial public offering will close earlier than September 30, 2013.

In line with our best practices, we will close our initial public offering as originally sized (plus any shares reallocated under our DRIP to our primary offering) and will not raise additional capital through a follow-on offering.